CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the use of our report dated January 2, 2004 for the Private Asset Management Fund in this Post-Effective Amendment #2 to the Private Asset Management Fund’s Registration Statement on Form N-1A (file No. 811-21049), including the references to our firm under the heading “Financial Highlights” in the Fund’s Prospectus.

/s/ McCurdy & Associates

McCurdy & Associates CPA's, Inc.

Westlake, Ohio

April 28, 2004